Exhibit 23

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in the registration statements of Georgia Gulf Corporation No. 333-57301 on Form S-3 and No. 333-59433, 33-42008, 333-105397, 333-105398, 33-14696, 333-52140, 333-65332 and 333-103556 on Form S-8, of our report dated February 27, 2004, relating to the consolidated financial statements of Georgia Gulf Corporation and subsidiaries as of and for the year ended December 31, 2003 (which report expresses an unqualified opinion and includes explanatory paragraphs relating to (i) the adoption of a new accounting principle and (ii) the application of procedures relating to certain other disclosures and reclassifications of financial statement amounts related to the 2001 consolidated financial statements that were audited by other auditors who have ceased operations and for which we have expressed no opinion or other form of assurance other than with respect to such disclosures and reclassifications) appearing in the Annual Report on Form 10-K of Georgia Gulf Corporation for the year ended December 31, 2003.

/s/ DELOITTE & TOUCHE LLP
Atlanta, Georgia
March 3, 2004